                                                               Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                       Twelve Months Ended September 30, 1997
                                (in thousands)


Net income from continuing operations               $144,739

Income taxes                                          86,617

Fixed charges                                        118,525
                                                    --------

     Total                                          $349,881
                                                    ========

Interest expense                                    $108,342
Interest component of rentals                         10,183
                                                    --------

     Subtotal                                        118,525
                                                    --------

Preferred stock dividend requirements                 22,254
                                                    --------

     Total                                          $140,779
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.49
                                                        ====